UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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DIME COMMUNITY BANCSHARES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 10, 2006

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders (the "Annual Meeting") of Dime Community Bancshares, Inc. (the "Company"), which will be held on May 18, 2006 at 10:00 a.m. Eastern Time, at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211.

The attached Notice of the Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the Annual Meeting. The Company's Directors and officers, as well as a representative of Deloitte & Touche LLP, the accounting firm appointed by the Audit Committee of the Board of Directors to be the Company's independent auditors for the year ending December 31, 2006, will be present at the Annual Meeting.

The Company's Board of Directors has determined that an affirmative vote on each matter to be considered at the Annual Meeting is in the best interests of the Company and its shareholders and unanimously recommends a vote "FOR" each of these matters.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting, but will assure that your vote is counted if you are unable to attend. If you are a shareholder whose shares are not registered in your own name, you will need additional documentation from your record holder to attend and to vote personally at the Annual Meeting. Examples of such documentation include a broker's statement, letter or other document confirming your ownership of the Company's shares.

On behalf of our Board of Directors and employees, we thank you for your continued support and hope to see you at the Annual Meeting.

Sincerely yours,

Vincent F. Palagiano
Chairman of the Board
and Chief Executive Officer

Dime Community Bancshares, Inc.
209 Havemeyer Street
Brooklyn, New York 11211
(718) 782-6200

NOTICE OF THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 18, 2006

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Dime Community Bancshares, Inc. (the "Annual Meeting") will be held at Giando on the Water, 400 Kent Avenue, Brooklyn, New York 11211, on Thursday, May 18, 2006 at 10:00 a.m. Eastern Time, to consider and vote upon the following:

1.	Election of four Directors for terms of three years each;

2.	Ratification of the appointment of Deloitte & Touche LLP as the Company's independent auditors for the year ending December 31, 2006; and

3.	Transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date hereof, management is not aware of any other such business.

The Board of Directors has fixed March 31, 2006 as the record date for the Annual Meeting and any adjournment or postponement thereof. Only shareholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. A list of such shareholders will be available for inspection by any shareholder for any lawful purpose germane to the Annual Meeting at the Company's corporate headquarters at 209 Havemeyer Street, Brooklyn, NY 11211 at any time during regular business hours for 10 days prior to the Annual Meeting.

By Order of the Board of Directors

Lance J. Bennett
Secretary

Brooklyn, New York
April 10, 2006

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. RETURNING THE PROXY CARD WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU ATTEND THE ANNUAL MEETING.

DIME COMMUNITY BANCSHARES, INC.

PROXY STATEMENT FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 18, 2006

GENERAL INFORMATION

General

This Proxy Statement and accompanying proxy card are being furnished to the shareholders of Dime Community Bancshares, Inc. (the "Company") in connection with the solicitation of proxies by the Company's Board of Directors from holders of the shares of the Company's issued and outstanding common stock, par value $0.01 per share (the "Common Stock"), for use at the Annual Meeting of Shareholders (the "Annual Meeting") to be held on May 18, 2006 at Giando on the Water, 400 Kent Avenue, Brooklyn, New York, at 10:00 a.m. Eastern Time, and at any adjournment or postponement thereof. The Company is a Delaware corporation and operates as a unitary savings and loan holding company for The Dime Savings Bank of Williamsburgh (the "Bank"). This Proxy Statement, together with the enclosed proxy card, are first being mailed to shareholders on or about April 10, 2006.

Record Date

The Company's Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting (the "Record Date"). Accordingly, only holders of record of shares of Common Stock at the close of business on March 31, 2006 will be entitled to vote at the Annual Meeting. There were 36,958,894 shares of Common Stock outstanding on the Record Date. The presence, in person or by proxy, of the holders of at least a majority of the total number of shares of Common Stock entitled to vote at the Annual Meeting is necessary to constitute a quorum.

Voting Rights

Each holder of Common Stock on the Record Date will be entitled to one vote at the Annual Meeting for each share of record held (other than Excess Shares as defined below). As provided in the Company's Certificate of Incorporation, record holders (other than any compensation plan maintained by the Company and certain affiliates) of Common Stock who beneficially own in excess of 10% of the issued and outstanding shares of Common Stock (such shares in excess of 10% referred to herein as "Excess Shares") shall be entitled to cast only one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. The Company's Certificate of Incorporation authorizes a majority of the Board of Directors to interpret the provisions of the Certificate of Incorporation governing Excess Shares, and to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to ascertain compliance with the Excess Shares provisions of the Certificate of Incorporation, including, without limitation, (i) the number of shares of Common Stock beneficially owned by any person or purported owner, (ii) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner, and (iii) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Common Stock.

You may vote your shares by marking and signing the enclosed proxy card and returning it in the enclosed postage-paid envelope, by telephone or internet by followng the instructions stated on the proxy card or by attending the Annual Meeting and voting in person. All properly executed proxies received by the Company on or before the close of voting on May 18, 2006 will be voted in accordance with the instructions indicated thereon. If no instructions are given, executed proxies will be voted FOR election of each of the four nominees for Director, FOR the ratification and appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006, and FOR each other proposal identified in the Notice of the Annual Meeting of Shareholders.

Management is not aware of any matters other than those set forth in the Notice of the Annual Meeting of Shareholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Company's Board of Directors.

If you are a shareholder whose shares are not registered in your own name, you will need appropriate documentation from your shareholder of record to vote personally at the Annual Meeting. Examples of such documentation would include a broker's statement, letter or other document that will confirm your ownership of the Common Stock.

Vote Required

Directors are elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. The holders of Common Stock may not vote their shares cumulatively for the election of Directors. Proposal 2 requires the affirmative vote of the holders of a majority of the number of votes eligible to be cast by the holders of Common Stock represented, in person or by proxy, and entitled to vote at the Annual Meeting.

Shares as to which the "ABSTAIN" box has been selected on the Proxy Card with respect to Proposal 2 will be counted as present and entitled to vote and will have the effect of a vote against that proposal. In contrast, shares underlying broker non-votes will not be counted as present and entitled to vote and will have no effect on the vote on Proposal 2.

With respect to the election of the four nominees for Director, shares as to which the "WITHHOLD AUTHORITY" box has been selected for either all or some of the nominees will be counted as being present for the matter but not as voting "for" the election of the respective nominees. Therefore, the proxy represented by these shares will have the same effect as voting against the respective nominees.

Revocability of Proxies

A proxy may be revoked at any time before it is voted by filing a written revocation of the proxy with the Company's Secretary at 209 Havemeyer Street, Brooklyn, New York 11211 or by submitting a duly executed proxy bearing a later date. A proxy also may be revoked by attending and voting at the Annual Meeting, only if a written revocation is filed with the Secretary prior to the voting of such proxy.

Solicitation of Proxies

The Company will bear the costs of soliciting proxies from its shareholders. In addition to the use of mail, proxies may be solicited by officers, Directors or employees of the Company or the Bank by telephone or other forms of communication. The Company will also request persons, firms and corporations holding shares in their names or in the names of their nominees, which are beneficially owned by others, to send proxy materials to, and obtain proxies from, such beneficial owners, and will reimburse such holders for reasonable expenses incurred in connection therewith. In addition, the Company has retained Mellon Investor Services, LLC to assist in the solicitation of proxies. The estimated cost of such solicitation is $6,000 plus reimbursement for reasonable out-of-pocket expenses, which will be paid by the Company.

Director Attendance at Annual Meetings

The Company considers Board attendance at shareholder meetings a priority. It is the policy of the Company that Directors exercise their best efforts to attend every meeting. All twelve individuals who were members of the Board at the time attended the Annual Meeting held in 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders of the Company

The following table sets forth, as of March 31, 2006, certain information as to Common Stock beneficially owned by persons owning in excess of 5% of the shares of Common Stock. Management knows of no person, except as listed below, who beneficially owned more than 5% of the Common Stock as of March 31, 2006. Except as otherwise indicated, the information provided in the table was obtained from filings with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner of any shares of

Common Stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after March 31, 2006. As used herein, "voting power" includes the power to vote, or direct the voting of, shares and "investment power" includes the power to dispose, or direct the disposition, of such shares. Unless otherwise noted, each beneficial owner has sole voting and sole investment power over the shares beneficially owned.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent Of Class
Common Stock	The Employee Stock Ownership Plan Trust of Dime Community Bancshares, Inc. and Certain Affiliates 452 Fifth Avenue New York, NY 10018	3,509,289(1)	9.5%
Common Stock	Compensation Committee of Dime Community Bancshares, Inc. (includes the 3,509,289 ESOP shares reflected above) 209 Havemeyer Street Brooklyn, NY 11211	4,405,893(2)	11.9%
Common Stock	Mac-Per-Wolf Company 310 S. Michigan Avenue - Suite 2600 Chicago, IL 60604	2,545,146(3)	6.9%
Common Stock	Janus Small Cap Value Fund 151 Detroit Street Denver, CO 80206	2,356,674(4)	6.4%
______________________

(1)
The Employee Stock Ownership Plan of Dime Community Bancshares, Inc. and Certain Affiliates (the "ESOP") filed a Schedule 13G with the SEC on February 7, 2006. The ESOP is administered by the Compensation Committee of the Company's Board of Directors (the "Compensation Committee"). The ESOP's assets are held in a trust (the "ESOP Trust") for which RS Group Trust Company serves as trustee (the "ESOP Trustee"). The ESOP Trust purchased these shares with funds borrowed from the Company and placed them in a suspense account for release and allocation to participants’ accounts in annual installments. As of March 31, 2006, 1,946,197 shares held by the ESOP Trust have been allocated. The terms of the ESOP provide that, subject to the ESOP Trustee's fiduciary responsibilities under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the ESOP Trustee will vote, tender or exchange shares of Common Stock held in the ESOP Trust in accordance with instructions received from the participants. The ESOP Trustee will vote allocated shares as to which no instructions are received and any shares that have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are voted, subject to fiduciary duties of the ESOP Trustee. The ESOP Trustee will tender or exchange any shares in the suspense account or that otherwise have not been allocated to participants' accounts in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions are tendered or exchanged, subject to fiduciary duties of the ESOP Trustee. With respect to allocated shares as to which no instructions are received, the ESOP Trustee will be deemed to have received instructions not to tender or exchange such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares. For a discussion of the voting and investment powers of the Compensation Committee, see footnote 2.

(2)
The Compensation Committee filed a Schedule 13G with the SEC on February 7, 2006. The Compensation Committee serves certain administrative functions for the ESOP, the Recognition and Retention Plan for Outside Directors, Officers and Employees of Dime Community Bancshares, Inc. (the "RRP"), and The Dime Savings Bank of Williamsburgh 401(k) Plan [the "401(k) Plan"]. In addition, the Compensation Committee serves as Trustee for 31,804 restricted stock awards granted to certain officers of the Company under the Dime Community Bancshares, Inc. 2004 Incentive Stock Plan. As of March 31, 2006, the RRP owned 311,614 shares of Common Stock, of which 13,500 were allocated to individuals. All shares of Common Stock owned by the RRP were held at HSBC Bank, USA, as trustee, as of March 31, 2006. The Compensation Committee has the authority to direct the trustee of the RRP with respect to the exercise of voting rights, but has assigned voting and tender rights over allocated shares to participating officers. Shares indicated in the table as beneficially owned by the Compensation Committee include all shares indicated in the table as beneficially owned by the ESOP Trust. The Compensation Committee has the authority to direct the ESOP Trustee with respect to the investment of the ESOP's assets (including the acquisition or disposition of both allocated and unallocated shares) in the absence of a tender offer, but has no voting power with respect to any shares. With respect to the ESOP, ERISA, in limited circumstances, may confer upon the ESOP Trustee the power and duty to control the voting and tendering of Common Stock allocated to the accounts of participating employees and beneficiaries who fail to exercise their voting and/or tender rights. Each member of the Compensation Committee disclaims beneficial ownership of such shares.

(3)
The reporting person, Mac-Per-Wolf Company, filed on behalf of its subsidiary, Perkins, Wolf, McDonnell and Company, LLC ("Perkins"), an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. Perkins serves as a sub-advisor for small cap value mutual funds of Janus Capital Management, LLC ("Janus"). Janus has a 30% ownership interest in Mac-Per-Wolf. On February 14, 2006, Mac-Per-Wolf filed a Schedule 13-G with the SEC representing 2,356,674 shares of Common Stock for which it exercises shared voting and dispositive power (shares managed for Janus funds) and 188,472 shares of Common Stock for which it exercises sole voting and dispositive powers (shares held outside of managed Janus funds).

(4)
Janus filed a Schedule 13G with the SEC on February 14, 2006 representing 2,356,674 shares owned in Janus funds that are managed by Perkins. All of these shares are included in the filing made by Mac-Per-Wolf discussed in footnote 3 above.

Security Ownership of Management

The following table sets forth information with respect to the shares of Common Stock beneficially owned by each of the Company's Directors and the Named Executive Officers identified in the Summary Compensation Table included elsewhere herein, and all of the Company's Directors and executive officers as a group as of the Record Date. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Common Stock indicated.

Title of Class	Name of Beneficial Owner	Position (1)	Amount and Nature of Beneficial Ownership (2)(3)(4)		Percent of Common Stock Outstanding	Vested Stock Options Included in Beneficial Ownership Total	Other Non-Beneficial Ownership (5)
Common	Vincent F. Palagiano	Director, Chairman of the Board and Chief Executive Officer	1,462,392	(6)	4.0%	710,830	316,323
Common	Michael P. Devine	Director, President and Chief Operating Officer	840,525	(7)	2.3	418,287	214,265
Common	Kenneth J. Mahon	Director, Executive Vice President and Chief Financial Officer	493,103	(8)	1.3	227,212	117,026
Common	Anthony Bergamo	Director	142,493	(9)	*	31,370	-
Common	George L. Clark, Jr.	Director	270,260	(10)	*	49,132	-
Common	Steven D. Cohn	Director	100,381	(11)	*	36,882	-
Common	Patrick E. Curtin	Director	150,883	(12)	*	31,370	-
Common	Joseph H. Farrell	Director	186,540	(13)	*	81,370	-
Common	Fred P. Fehrenbach	Director	111,448	(14)	*	31,370	-
Common	John J. Flynn	Director	44,259	(15)	*	17,480	-
Common	Stanley Meisels	Director	119,378	(16)	*	31,370	-
Common	Joseph J. Perry	Director	2,000		*	-	-
Common	Louis V. Varone	Director	148,290	(17)	*	31,370	-
Common	Timothy B. King	Senior Vice President and Chief Investment Officer	219,001	(18)	*	75,069	40,107
Common	Michael Pucella	Senior Vice President and Chief Accounting Officer	215,312	(19)	*	74,844	41,376
All Directors and executive officers as a group (15 persons)			6,801,721		18.4%	1,847,956	729,097
________________________
* Less than one percent

(1)	Titles are for positions with both the Company and the Bank.
(2)	See "Security Ownership of Certain Beneficial Owners and Management - Principal Shareholders of the Company" for a definition of "beneficial ownership."
(3)
The figures shown include shares held in trust pursuant to the ESOP that have been allocated to individual accounts as follows: Mr. Palagiano, 51,784 shares; Mr. Devine, 51,784 shares; Mr. Mahon, 51,784 shares; Mr. King, 48,619 shares; Mr. Pucella, 45,029 shares, and all Directors and executive officers as a group, 248,998 shares. Such persons have voting power (subject to the legal duties of the ESOP Trustee) but no investment power, except in limited circumstances, as to such shares. The figures shown for Messrs. Palagiano, Devine, Mahon, King, and Pucella do not include any portion of the 1,563,092 shares held in trust pursuant to the ESOP that have not been allocated to any individual's account and as to which Messrs. Palagiano, Devine, Mahon, King, and Pucella may be deemed to share voting power with other ESOP participants. The figure shown for all Directors and executive officers as a group includes such 1,563,092 shares as to which the members of the Compensation Committee (consisting of Messrs. Varone, Fehrenbach, Flynn and Perry) may be deemed to have sole investment power, except in limited circumstances, thereby causing each such Compensation Committee member to be deemed a beneficial owner of such shares. Each member of the Compensation Committee disclaims beneficial ownership of such shares and, accordingly, such shares are not attributed to the members of the Compensation Committee individually. In addition, the figure shown for all Directors and executive officers as a group includes 732,364 shares held in trust ("BMP Trust") for the benefit of Messrs. Palagiano, Devine, Mahon, King, and Pucella and other officers under the Benefit Maintenance Plan of Dime Community Bancshares, Inc. (the "BMP"). The BMP Trust, as directed by the Company, exercises voting and investment power over these shares (See "Compensation of Executive Officers - Benefits - ESOP").

(4)
The figures shown include shares held pursuant to the 401(k) Plan that were allocated as of the Record Date to individual accounts as follows: Mr. Palagiano, 79,962 shares; Mr. Devine, 13,131 shares; Mr. Mahon, 84,105 shares; Mr. Pucella, 45,076 shares, and all Directors and executive officers as a group, 222,274 shares. Such persons have sole voting power and sole investment power as to such shares [See "Compensation of Executive Officers - Benefits - 401(k) Plan"].

(5)
Other non-beneficial ownership amounts represent shares that are held in trust for the benefit of the respective Named Executives under the BMP. Messrs. Palagiano, Devine, Mahon, King and Pucella have neither voting nor investment power with respect to these shares. However, since the Company maintains full voting and dispositive powers over these shares, they are included in the total beneficial ownership amount for the full Directors and executive officers group (see footnote 3 above).

(6)	Includes 605,623 shares as to which Mr. Palagiano may be deemed to share voting and investment power.
(7)	Includes 348,291 shares as to which Mr. Devine may be deemed to share voting and investment power.
(8)	Includes 125,035 shares as to which Mr. Mahon may be deemed to share voting and investment power.
(9)	Includes 110,763 shares as to which Mr. Bergamo may be deemed to share voting and investment power.
(10)	Includes 84,375 shares as to which Mr. Clark may be deemed to share voting and investment power.
(11)	Includes 68,651 shares as to which Mr. Cohn may be deemed to share voting and investment power.
(12)	Includes 119,153 shares as to which Mr. Curtin may be deemed to share voting and investment power.
(13)	Includes 154,810 shares as to which Mr. Farrell may be deemed to share voting and investment power.
(14)	Includes 225 shares as to which Mr. Fehrenbach may be deemed to share voting and investment power.
(15)	Includes 26,779 shares as to which Mr. Flynn may be deemed to share voting and investment power.
(16)	Includes 87,648 shares as to which Mr. Meisels may be deemed to share voting and investment power.
(17)	Includes 116,560 shares as to which Mr. Varone may be deemed to share voting and investment power.
(18)	Includes 82,698 shares as to which Mr. King may be deemed to share voting and investment power.
(19)	Includes 40,686 shares as to which Mr. Pucella may be deemed to share voting and investment power.

______________________________________

PROPOSAL 1

ELECTION OF DIRECTORS
______________________________________

General

The Company's Certificate of Incorporation and Bylaws provide for the election of Directors by the shareholders. For this purpose, the Company's Board of Directors is divided into three classes, each class to be as nearly equal in number as possible. The terms of office of the members of one class expire, and a successor class is to be elected, at each Annual Meeting of shareholders. The Company currently has thirteen Directors.

Two incumbent Directors with terms expiring at the Annual Meeting, Michael P. Devine and Anthony Bergamo, have been nominated by the Board of Directors to be re-elected at the Annual Meeting for terms expiring at the Annual Meeting to be held in 2009, or when their successors are otherwise duly elected and qualified. In addition, one newly-elected Director, Joseph J. Perry, has been nominated by the Board of Directors to be elected at the Annual Meeting for a term expiring at the Annual Meeting to be held in 2009, or when his successor is otherwise duly elected and qualified. Further, in order to achieve equality among the three classes of directors, Fred P. Fehrenbach, an incumbent director whose current term expires at the Annual Meeting to be held in 2007, has been nominated by the Board of Directors to be elected at the 2006 Annual Meeting to fill a vacant board seat for a three-year term expiring at the Annual Meeting to be held in 2009, or when his successor is otherwise duly elected and qualified. Upon election at the 2006 Annual Meeting to the class of directors with a term of office expiring in 2009, Mr. Fehrenbach will simultaneously resign his current board seat with a term expiring in 2007, thereby creating a vacancy in that class of directors. If Mr. Fehrenbach is not elected to the class of directors with a term of office expiring in 2009, he will retain his current board seat, and serve until the Annual Meeting to be held in 2007, or when his successor is otherwise duly elected and qualified.

Each nominee has consented to being named in this Proxy Statement and to serve, if elected. In the event that any nominee for election as a Director at the Annual Meeting is unable or declines to serve, which the Board of Directors has no reason to expect, the persons named in the Proxy Card will vote with respect to a substitute nominee designated by the present Board of Directors, unless the shareholder has elected to "withhold authority" with respect to all nominees.

Information as to Nominees and Continuing Directors

In March 2006, the Board determined that all of its current Directors with the exception of Messrs. Palagiano, Devine, Mahon, Curtin and Farrell are independent pursuant to NASD Rule 4200. Messrs. Palagiano, Devine and Mahon are not independent because they are officers of the Company. Messrs. Curtin and Farrell were deemed not independent because they are members of a law firm that represents the Bank at loan closings and provides other requested legal services. See "Transactions with Certain Related Persons." Pursuant to the Company's Bylaws, Mr. Farrell will retire effective May 18, 2006 as a result of reaching mandatory retirement age.

The Nominating and Governance Committee is responsible for selecting, evaluating and recommending nominees for election by the Company’s shareholders. The Committee is authorized to retain search firm(s) to assist in the identification of candidates. The Nominating and Governance Committee is not limited to a specific process in identifying candidates and will consider potential nominees from various sources, including recommendations from shareholders as well as Directors and officers of the Company. Individuals recommended by shareholders are evaluated in a manner identical to other potential nominees.

The Nominating and Governance Committee has adopted general criteria for nomination to the Board, which establish the minimum qualifications and experience that the Board will examine in determining candidates for election. Pursuant to the general criteria, Directors should possess personal and professional ethics, integrity and values; be committed to representing the long-term interests of the Company’s shareholders and other constituencies; possess the ability to (a) exercise sound business judgment, (b) work with others as an effective group, and (c) commit adequate time to their responsibilities; be independent as defined in applicable law, the Company’s Policy Regarding Director Independence and its Code of Business Ethics and be able to impartially represent the interests of the Company’s shareholders and other constituencies; possess experience and expertise relevant to the business of the Company; and possess such other knowledge, experience or skills as required or which may be useful considering the composition of the Board, the operating requirements of the Company and the long-term interests of the shareholders.

The following table sets forth certain information with respect to each nominee for election as a Director and each Director whose term does not expire at the Annual Meeting ("Continuing Director"). There are no arrangements or understandings between the Company and any Director or nominee pursuant to which such person was elected or nominated to be a Director. For information with respect to security ownership by Directors, see "Security Ownership of Certain Beneficial Owners and Management - Security Ownership of Management."

Nominees	Age(1)	Director Since(2)	Term Expires		Position(s) Held with the Company and the Bank
Michael P. Devine	59	1980	2006		Director, President and Chief Operating Officer
Anthony Bergamo	59	1986	2006 6		Director
Joseph J. Perry	39	2005	2006	(3)	Director
Fred P. Fehrenbach	69	1987	2007		Director
Continuing Directors
Vincent F. Palagiano	65	1978	2008		Director, Chairman of the Board and Chief Executive Officer
Kenneth J. Mahon	55	2003	2008		Director, Executive Vice President and Chief Financial Officer
George L. Clark, Jr.	65	1980	2008		Director
Steven D. Cohn	57	1994	2008		Director
Patrick E. Curtin	60	1986	2007		Director
Joseph H. Farrell	75	1969	2006	(4)	Director
John J. Flynn	69	1994	2008		Director
Stanley Meisels	75	1990	2007	(4)	Director
Louis V. Varone	76	1985	2006	(4)	Director

(1)	As of March 31, 2006.
(2)	Includes service as a Director or Trustee with the Bank prior to the Company's incorporation on December 12, 1995.
(3)	Mr. Perry was elected to serve as a Director of both the Company and Bank on September 15, 2005.
(4)
Pursuant to the Company's Bylaws, Messrs. Farrell, Meisels and Varone will retire effective May 18, 2006 as a result of reaching mandatory retirement age. On March 17, 2005, the Board of Directors amended Article IV, Section 3 of the Company's Bylaws to extend for an additional year the mandatory retirement age of the class of directors whose term expires in 2006, which had the effect of extending the term of Mr. Varone an additional year.

The principal occupation and business experience of each nominee for election as a Director and each Continuing Director are set forth below.

Nominees for Election as Director

Michael P. Devine has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Devine has served as President of both the Company and Bank since January 1, 1997 and as Chief Operating Officer of the Company since its inception in 1995 and of the Bank since 1989. Prior to Mr. Devine’s appointment as President, he served as Executive Vice President and Secretary of both the Company and the Bank. Mr. Devine joined the Bank in 1971 and has served as the Internal Auditor, Comptroller and Investment Officer. Prior to 1971, Mr. Devine served as a Senior Accountant with the firm of Peat Marwick Mitchell & Co. Since August 2001, Mr. Devine has served on the Board of Directors of Retirement Systems Group, Inc.

Anthony Bergamo has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Bergamo is a licensed attorney in New York and New Jersey and currently serves as Vice Chairman of MB Real Estate headquartered in Manhattan, New York. Mr. Bergamo also is the chief executive officer of Niagara Falls Redevelopment LLC and Chairman of the Federal Law Enforcement Foundation. In 2002, Mr. Bergamo was appointed as a director of Lonestar Steakhouse and Saloon, Inc., a publicly traded company.

Fred P. Fehrenbach has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1987. Mr. Fehrenbach is President of Consolidated Brokerage Corp., a retail insurance brokerage business located in Great Neck, New York. Mr. Fehrenbach has been with Consolidated Brokerage Corp. since 1975. Mr. Fehrenbach is also the President of Shell Realty Corp., a real estate holding company.

Joseph J. Perry has served as a Director of both the Company and Bank since September 2005, and as a Director of the Bank's wholly-owned subsidiary, Havemeyer Equities, Inc., since January 2004. He is currently a partner at Marcum & Kliegman LLP, a public accounting and consulting firm headquartered in Melville, New York, where he has served as the partner-in-charge of the Long Island Tax Department since July 2004. Prior to joining Marcum & Kliegman LLP, Mr. Perry was a tax partner at one of the leading "Big 5" accounting firms and provided services to several financial services companies throughout the New York metropolitan area. Mr. Perry is a member of the American Institute of Certified Public Accountants and the New York State Society of Public Accountants. He has additionally served as a member of the advisory board to Suffolk Community College. Mr. Perry was recommended based upon his service as a member of the Board of Havemeyer Equities, Inc.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE NOMINEES FOR ELECTION AS DIRECTORS.

Continuing Directors

Vincent F. Palagiano has served as the Chairman of the Board and Chief Executive Officer of the Company since its formation in 1995 and of the Bank since 1989. He has served as a Trustee or Director of the Bank since 1978. In addition, Mr. Palagiano has served on the Boards of Directors of the Institutional Investors Capital Appreciation Fund since 1996, the Boy Scouts of America, Brooklyn Division, since 1999, and The Community Banker's Association of New York from 2001 to 2005. Mr. Palagiano joined the Bank in 1970 as an appraiser and has also served as President of both the Company and the Bank, and as Executive Vice President, Chief Operating Officer and Chief Lending Officer of the Bank. Prior to 1970, Mr. Palagiano served in the real estate and mortgage departments at other financial institutions and title companies.

Kenneth J. Mahon was elected to serve as a Director of the Company effective January 1, 2002, and has served as a Director of the Bank since 1998. Mr. Mahon has served as the Executive Vice President of both the Company and the Bank since 1997, and the Chief Financial Officer of both the Company and the Bank since 1996. Prior to serving as the Executive Vice President and Chief Financial Officer, Mr. Mahon served as the Bank's Comptroller and Senior Vice President. Mr. Mahon is a member of the Financial Managers Society, the National Investor Relations Institute and the National Association of Corporate Directors, and serves on the Neighborhood Advisory Board of Brooklyn Legal Services Corporation A. Prior to joining the Bank in 1980, Mr. Mahon served in the financial areas of several New York City metropolitan area savings banks.

George L. Clark, Jr. has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1980. Mr. Clark is President of George L. Clark Inc. (Realtors), a New York State licensed real estate firm. Mr. Clark was a director of the Federal National Mortgage Association between 1986 and 1992, and a former Chairman of the New York State Republican Committee. Mr. Clark has been a licensed real estate broker for 45 years.

Steven D. Cohn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1994. Mr. Cohn is the managing partner in the law firm of Goldberg and Cohn LLP, in Brooklyn Heights, New York.

Patrick E. Curtin has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1986. Mr. Curtin is a senior partner in the law firm of Conway Farrell Curtin & Kelly, P.C. ("Conway Farrell") in New York, New York.

Joseph H. Farrell has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1969. Mr. Farrell is Chairman of the law firm of Conway Farrell. Mr. Farrell is also former President of the William F. Casey Foundation, a not-for-profit real estate holding foundation. Mr. Farrell is a trial attorney for the Roman Catholic Diocese of Brooklyn and a former Vice President of the New York State Bar Association.

John J. Flynn has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since October 1994, and before that from February 1983 to February 1993. From February 1993 through August 1994, Mr. Flynn was Executive Vice President of Flushing Savings Bank, FSB in Flushing, New York. Since September 1994, Mr. Flynn has been a self-employed real estate mortgage broker and consultant.

Stanley Meisels has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1990. Since 1986, Mr. Meisels has been a stockbroker in Hewlett, New York, with Gruntal & Co., currently known as Ryan Beck & Co. Mr. Meisels is also President and sole owner of Small Business Electronics Investment Corp., a private investment company.

Louis V. Varone has served as a Director of the Company since its formation in 1995 and as a Trustee or Director of the Bank since 1985. Mr. Varone has been a licensed real estate broker for over 40 years. Mr. Varone is self-employed.

Meetings and Committees of the Company's Board of Directors

The Board of Directors meets on a monthly basis and may have additional special meetings upon the request of the Chairman of the Board, President or at least 60% (but not less than five) of the Directors then in office. The Company's Board of Directors met twelve times during the year ended December 31, 2005. No current Director attended fewer than 75% of the total number of Board meetings and meetings of committees of which such director was a member.

The Company's Board of Directors has established the following committees:

The Executive Committee consists of Messrs. Palagiano (Chairman), Devine, Bergamo, Clark, Farrell and Varone. The purpose of this committee is to exercise all the powers of the Board in the management of the business and affairs of the Company in the intervals between the meetings of the Board. This committee meets at the call of the Chairman, President or a majority of the members of the Committee. The Executive Committee conducted no meetings during the year ended December 31, 2005.

The Compensation Committee consists of Messrs. Varone (Chairman), Fehrenbach, Flynn and Perry. This committee establishes the compensation of the Chief Executive Officer, approves the compensation of executive management, oversees administration of the process for determining the compensation and benefits of officers and employees of the Bank, recommends Director compensation to the Board and assists the Board in its oversight of the human resources activities of the Company and its subsidiaries. The committee meets annually and as requested by the Chairman of the Board of Directors. The Compensation Committee met four times during the year ended December 31, 2005.

The Nominating and Governance Committee consists of Messrs. Cohn (Chairman) and Flynn, each of whom is independent as defined in Rule 4350(d) of the National Association of Securities Dealers, Inc. ("NASD") listing standards. The committee nominates candidates for the election of directors, develops and recommends to the Board corporate governance principles applicable to the Company, and otherwise assumes a leadership role in the corporate governance of the Company. The Nominating and Governance Committee met twice during the year ended December 31, 2005. In addition, the Nominating and Governance Committee met on March 16, 2006 to, among other matters, select the nominees for election as Directors at the Annual Meeting. In accordance with the Company's Bylaws, provided the Nominating and Governance Committee makes such nominations, no nominations for election as Director, except those made by the Nominating and Governance Committee, shall be voted upon at the Annual Meeting unless properly made by a shareholder in accordance with the procedures set forth under "2006 Annual Shareholder Meeting Proposals" in the proxy statement for the Annual Meeting held in May 2005. A current copy of the charter of the Nominating and Governance Committee is available on the Company's website, at www.dsbwdirect.com, by clicking Investor Relations and then Corporate Governance within the Investor Relations menu.

The Audit Committee consists of Messrs. Bergamo (Chairman), Clark, Cohn, Meisels and Perry, each of whom is independent as defined in Rule 4350(d) of the National Association of Securities Dealers, Inc. listing standards. The Audit Committee is appointed by the Board of Directors of the Company to assist the Board in (1) monitoring the integrity of the financial statements of the Company, (2) monitoring Company compliance with legal and regulatory requirements and internal controls, (3) monitoring the independence and performance of the Company’s internal and independent auditors, and (4) maintaining an open means of communication among the independent auditor, senior management, the internal auditors, and the Board. The Audit Committee operates pursuant to a written charter. The Audit Committee charter requires that the committee meet at least four times annually or more frequently as circumstances dictate. The Audit Committee met five times during the year ended December 31, 2005.

Report of Audit Committee

The following Report of the Company's Audit Committee is provided in accordance with the rules and regulations of the SEC.

Under rules promulgated by the SEC, the Company is required to provide certain data and information regarding the activities of its Audit Committee. In fulfillment of this requirement, the Audit Committee, at the discretion of the Board, has prepared the following report for inclusion in the Proxy Statement.

1. The Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2005 with management;

      2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU § 380), as may be modified or supplemented;

3. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board No. 1, Independence Discussions with Audit Committees), as may be modified or supplemented, and has discussed with the independent accountant the independent accountant's independence; and

4. Based on the review and discussions referred to in paragraphs 1 through 3 above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE OF DIME COMMUNITY BANCSHARES, INC.

Anthony Bergamo, Chairman
George L. Clark, Jr., Member
Steven D. Cohn, Member
Stanley Meisels, Member
Joseph J. Perry, Member

The Board of Directors has determined that both Mr. Bergamo and Mr. Perry qualify as audit committee financial experts, as defined in Item 401(h) of SEC Regulation S-K.

Directors' Compensation

Fee Arrangements. During the year ended December 31, 2005, each of the Company's non-officer Directors (each an "Outside Director") received a retainer of $30,000 and a fee of $1,000 for each of the Company's or the Bank's Board meetings attended. The meeting attendance fee paid to members of the Audit Committee was $1,000. The meeting attendance fee paid to members of all Committees of the Company or Bank excluding the Audit Committee was $700. If both of the Company's and the Bank's Boards of Directors or corresponding committees met on the same day, such Directors received only one fee for the Board meetings and only one fee for the Committee meetings. The Chairman of the Audit Committee additionally receives an annual retainer of $5,000.

Directors' Retirement Plan. The Company has adopted the Retirement Plan for Board Members of Dime Community Bancshares, Inc. (the "Directors' Retirement Plan"), which will provide benefits to each eligible Outside Director commencing on termination of Board service at or after age 65. An eligible Outside Director retiring at or after age 65 will be paid an annual retirement benefit equal to the amount of the aggregate compensation for services as a Director (excluding stock compensation) paid to him or her for the twelve-month period immediately prior to termination of Board service, multiplied by a fraction, the numerator of which is the number of years of service, up to a maximum of 10, as an Outside Director (including service as a Director or trustee of the Bank or any predecessor) and the denominator of which is 10. An individual who terminates Board service after having served as an Outside Director for 10 years may elect to begin collecting benefits under the Directors' Retirement Plan at or after attainment of age 55, however, the annual retirement benefits will be reduced pursuant to an early retirement reduction formula to reflect the commencement of benefit payments prior to age 65. An Outside Director may elect to have benefits distributed in any one of the following forms: (i) a single life annuity; (ii) a 50% or 100% joint and survivor annuity; or (iii) a single life annuity with a 5, 10, or 15 year guaranteed term. In the event that an Outside Director dies prior to the commencement of benefit payments under the Directors' Retirement Plan, a 50% survivor annuity will automatically be paid to his or her surviving spouse, unless the decedent has elected otherwise. This plan has been frozen effective March 31, 2005.

1996 Stock Option Plan and RRP. The Dime Community Bancshares, Inc. 1996 Stock Option Plan for Outside Directors, Officers and Employees (the "1996 Stock Option Plan") and the RRP were adopted by the Company's Board of Directors and subsequently approved by its shareholders at its Annual Meeting held in 1996. On December 26, 1996, the effective date of the 1996 Stock Option Plan, each of the Company's Outside Directors was granted non-qualified stock options to purchase 133,902 shares of Common Stock. These options vested in equal 20% installments on December 26, 1997, 1998, 1999, 2000 and 2001. Similarly on December 26, 1996, the effective date of the RRP, restricted stock awards were granted to each Director with respect to 53,560 shares of Common Stock. These awards vested in equal 20% installments on February 1, 1998, 1999, 2000, 2001 and 2002, with, pursuant to the provisions of the RRP, accelerated vesting provided upon the death of Outside Director James M. Fox in May 1997.

      2001 Stock Option Plan. The Dime Community Bancshares, Inc. 2001 Stock Option Plan for Outside Directors, Officers and Employees (the "2001 Stock Option Plan") was adopted by the Company's Board of Directors and subsequently approved by its shareholders at its Annual Meeting held in 2001. On November 21, 2001, the effective date of the 2001 Stock Option Plan, each of the Company's Outside Directors was granted non-qualified stock options to purchase 6,750 shares of Common Stock. All of these options vested on November 21, 2002. On February 1, 2003, each of the Company's Outside Directors was additionally granted non-qualified stock options to purchase 7,500 shares of Common Stock. All of these options vested on February 1, 2004. On January 27, 2004, each of the Company's Outside Directors was additionally granted non-qualified stock options to purchase 9,000 shares of Common Stock. All of these options vested on January 27, 2005.

2004 Stock Incentive Plan. The 2004 Stock Incentive Plan for Outside Directors, Officers and Employees (the "2004 Stock Plan"), was adopted by the Company's Board of Directors and subsequently approved by its shareholders at its Annual Meeting held in 2004. On January 31, 2005, under the 2004 Stock Plan, a grant of 8,480 non-qualified stock options with an exercise price of $16.45 per share was made to each Outside Director of the Company, for a total grant of 76,320 options. All of these options expire on January 31, 2015. On December 30, 2005, vesting was accelerated for all unvested options of this grant.

There have been no grants of stock options or restricted stock since January 31, 2005.

Executive Officers

The following individuals are executive officers of the Company or the Bank and hold the offices set forth opposite their names:

Name	Position Held
Vincent F. Palagiano	Chairman of the Board and Chief Executive Officer
Michael P. Devine	President and Chief Operating Officer
Kenneth J. Mahon	Executive Vice President and Chief Financial Officer
Timothy B. King	Senior Vice President and Chief Investment Officer
Michael Pucella	Senior Vice President and Chief Accounting Officer
Christopher D. Maher (Bank Only)	Executive Vice President and Director of Retail Banking

Both the Company's and the Bank's executive officers are elected annually and hold office until their respective successors have been elected and qualified, or until death, resignation or removal by the Board of Directors. The Company has entered into Employment Agreements with certain of its executive officers which set forth the terms of their employment. See "Compensation of Executive Officers - Employment Agreements and - Employee Retention Agreements."

Biographical information of executive officers who are not Directors is set forth below.

Timothy B. King, age 47, has over 23 years of banking experience, and has been with the Bank since 1983. Mr. King was promoted to Treasurer of the Bank in 1989, Vice President of the Bank in 1993, Treasurer of the Company at its inception in 1995, First Vice President of both the Company and Bank in 1997, and Senior Vice President of both the Company and the Bank in 1999. In 2002, Mr. King was named the Chief Investment Officer of both the Company and Bank, as he oversees the securities investment and lending functions of the Bank.

Michael Pucella, age 52, was promoted to Comptroller of the Bank in 1989 and of the Company at its inception in 1995, Vice President of both the Company and Bank in 1996, First Vice President of both the Company and Bank in 1997 and Senior Vice President of both the Company and the Bank in 1999. He currently serves as the Chief Accounting Officers of both the Company and Bank, and is responsible for financial reporting, budgeting, corporate planning and tax administration. Mr. Pucella has been with the Bank since 1981, and has over 31 years of banking experience.

Christopher D. Maher, age 39, joined the Bank as Executive Vice President in charge of retail banking in November 2005. Prior to joining the Bank, Mr. Maher was a Senior Vice President at BISYS Information Services, L.P., a unit of the BISYS Group, Inc., a diversified financial services firm. Mr. Maher's banking experience includes work for several New York City metropolitan area banks, including Dime Savings Bank of New York, Chemical Bank, and Chatham Savings. Mr. Maher was a Senior Vice President in the Retail Banking division of Dime Savings Bank of New York, where he served from 1989 through 2000. Mr. Maher is a former Director of the IFX Forum, a financial services technology standards organization and has served as a Trustee for Helen Keller Services for the Blind since 1998.

COMPENSATION OF EXECUTIVE OFFICERS

Report of Compensation Committee

The following Report of our Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report and the Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Dime Community Bancshares, Inc. specifically incorporates this information by reference, and otherwise shall not be deemed "soliciting material," filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

Compensation Committee Report on Executive Compensation

The Compensation Committee (“the Committee”) of the Board of Directors reviews annually the executive compensation program. Based on its review, the Committee may make recommendations to the full Board of Directors regarding changes to compensation levels, opportunities of the executive officers participating in the program, or to the make-up of the program itself.

Compensation Philosophy

The goal of the executive compensation program is to enable the Company to attract, develop and retain strong executive officers who are capable of maximizing the Company’s performance for the benefit of its shareholders. To that end, the Committee’s compensation philosophy is to provide competitive compensation opportunities that are strongly aligned with the financial and stock performance of the Company. Three key compensation elements are used in support of this philosophy: base salary, annual incentives and long-term incentives.

Use of Outside Advisors and Survey Data

The Compensation Committee utilizes legal counsel and a nationally recognized compensation consulting firm to assist it in carrying out its duties. The Committee relies on legal counsel to advise it on its obligations under applicable corporate, securities and employment laws, to assist it in interpreting the Company's obligations under compensation plans and agreements, and to draft plans and agreements to document business decisions. The consulting firm regularly analyzes the Company’s executive pay levels, by each of the three key elements cited and in total, and the Company’s performance. A group of 10 to 20 comparably sized and similarly located public banks (the “comparison group”) are used for comparison purposes for both pay level and corporate performance. The companies included in this group may change slightly from year to year due to merger activity within the industry or other relevant factors. The Committee uses this analysis to assist it in understanding market practices and trends and to develop and evaluate the effectiveness of recommended performance-linked compensation strategies. Generally, the Committee endorses a median pay level approach, with actual pay commensurate with relative performance.

Base Salary

Executive base salary levels are generally reviewed on an annual basis and adjusted as appropriate. The Compensation Committee considered the prevailing market conditions and determined, with the input and support of the officers involved, to forego any base salary increases for the top two officers of the Company - the CEO and President. This represents the second year in a row that these two officers have had their salaries maintained at the existing level. The Company’s three other senior officers had their base salary levels increased by an average of approximately 7% effective January 1, 2006. In making its determinations for these officers, the Committee considered the consulting firm’s competitive base salary review, corporate and individual performance during 2005, as well as the Company’s ongoing efforts to control fixed costs. After the increases, the base salary levels for these three officers were within an appropriate targeted range when compared to pay levels of comparison group companies. Individual variations in the level of salary increase provided reflect an effort to reward individual contributions and/or an effort to align an officer’s pay level with comparable positions in the market.

Annual Incentive Program

Annual incentive opportunities are provided to the Company’s executives to link the achievement of annual goals with executive compensation. Under the formal annual incentive program, the Committee establishes a target and range of award opportunities for each proxy reported executive considering competitive practices and the consulting firm’s recommendations. These award opportunities are generally linked with a specific target and range of performance results for one or more objective performance goals approved by the Committee at the beginning of the fiscal year (e.g., return on average equity). The Committee did not utilize this formal program for 2004 and 2005.

The Committee believes that due to current market and economic conditions affecting the Company, it was in the best interests of our shareholders to consider any bonus payment to executive officers for performance based on a retrospective evaluation of the conditions that materialized during 2005. While the Committee seeks to assure appropriate pay levels for executive officers, in light of current market and economic conditions, it also seeks to carefully monitor personnel operating costs. Accordingly, executive officer bonuses for 2005 were determined on a discretionary basis.

The Committee approved awards totaling $460,000 to the Company’s executives for the year ended 2005, based on assessment of management's success in operating the Company in a period characterized by the continued movement away from historical low interest rates and heightened competition in the Bank’s multifamily lending and deposit operations. In determining these awards, the Committee took into account the consulting firm’s financial performance analysis of the Company versus the comparison group’s performance on the basis of cash return on equity (ROE), cash return on assets (ROA) and total stock return (TSR). In the case of ROE and ROA, the Company placed in the top quartile while against the measure of TSR, the Company placed in the bottom quartile. In light of the Company’s continued focus on containing increases to fixed costs, the Committee’s recommended annual awards for the Company’s executives are below those typically paid for on target performance in the past.

The Committee intends to use a similar approach in determining executive officer bonuses, if any, for 2006.

Long Term Incentive Program

The Committee believes that selective use of long-term incentives (i.e., stock options and restricted stock) are the most effective way of aligning executive rewards with the creation of value for shareholders through stock appreciation.

Initial program awards of stock options and restricted stock were made to executive officers in the 1997 fiscal year under the 1996 Option Plan and the Recognition and Retention Plan. The initial awards generally vested over 5 years and were fully vested in February 2002.

Executive officers were granted a total of 31,804 restricted stock awards in March 2005 with a market value of $15.44 on the date of grant and a total of 318,492 stock options with an exercise price of $15.10 in May 2005. Both grants occurred under the 2004 Stock Incentive Plan, and upon grant, were to vest over four years. Such awards considered the consulting firm’s recommendation, Company and individual performance, as well as competitive market conditions. In consideration of the Company’s performance for the year ended December 31, 2005 the Committee has decided that no awards of restricted stock or stock options will be granted to the CEO, President and CFO. After consultation with executive management, the Committee reached this decision, principally, to allow reallocation of funds and related expenses to fund new initiatives and offset operating overhead growth. The Company does intend to make selective equity awards in the future as part of its ongoing competitive executive compensation program.

Chief Executive Officer

For the current year 2006, the Compensation Committee has again decided to maintain the base salary level of the Chief Executive Officer (“CEO”) at $640,000 at the request of the CEO and in light of the Company’s continuing focus on limiting increases to fixed costs and targeting investment into new staff and initiatives.

For performance in the year ended 2005, the Committee provided the CEO with a discretionary annual incentive award of $139,000 - an amount equal to that of the prior year 2004. In making this award, the Committee took into account the factors described above for the annual incentive program and the CEO’s leadership of the Company.

As regards long term incentive awards in the form of restricted stock and/or options to the CEO for the 2005 year to be issued in 2006, the Committee has decided to suspend any such grant and reallocate those funds for the purposes of funding new initiatives and to offset expense growth. On March 17, 2005 the Company, in consideration of the CEO’s performance in 2004 and under the provisions of the Dime Community Bancshares, Inc. 2004 Stock Incentive Plan, provided the CEO with a grant of 142,580 options valued at $663,000 and a grant of 14,193 shares of restricted stock awards valued at $220,000 on March 17, 2005.

Perquisites And Retirement Benefits

Executive officers are provided with modest perquisites, including use of a company car, and professional financial planning and tax preparation services. The Company provides these benefits in kind, but the Committee takes the cost of these items into account in setting the other elements of compensation.

Our executive officers are eligible to participate in the same qualified retirement, savings and group insurance plans as other employees. Applicable tax rules do not permit all of our executive officers to receive benefits under these plans at the same percentage of salary as other employees. As a result, and consistent with the practices of comparative group of financial institutions of similar size and business mix in the greater New York Metropolitan area, we maintain supplemental executive retirement programs to provide benefits that, when added to the benefits available under our qualified plans, are equivalent, as a percentage of salary, to the benefits provided to other employees

Employment Agreements And Change In Control Agreements

Consistent with the practices of other financial institutions of similar size and asset and business mix in the greater New York Metropolitan area, we have entered into employment or change of control severance agreements with each of our executive officers. We consider these arrangements important retention devices. They also provide a measure of financial security for our executive officers so that, when faced with the prospect of a negotiated or unsolicited merger opportunity, our executives can focus on the business and affairs of the company with reduced personal distractions. We periodically review the terms of these agreements against the publicly disclosed terms and conditions of contracts in place at other institutions and compare their projected costs to those disclosed in the merger proxy statements for similar contracts in recent financial institution mergers. The most recent such review occurred in early 2005.

Tax Deductibility Of Executive Officer Compensation

Section 162(m) of the Internal Revenue Code (the "Code") imposes a $1,000,000 annual limit, per executive officer, on the Company’s federal tax deduction for certain types of compensation paid to the executive officers named in the summary compensation table. It has been the Committee’s practice to structure the compensation and benefit programs offered to the named executive officers with a view to maximizing the tax deductibility of amounts paid. However, in structuring compensation programs and making compensation decisions, the Committee considers a variety of factors, including the Company’s tax position, the materiality of the payments and tax deductions involved, and the need for flexibility to address unforeseen circumstances. After considering these factors, the Committee may decide to authorize payments all or part of which would be nondeductible for federal tax purposes. It is not anticipated that any discretionary bonuses awarded for 2005 will be made nondeductible by this limit.

COMPENSATION COMMITTEE OF
DIME COMMUNITY BANCSHARES, INC.

Louis V. Varone (Chairman)
Fred P. Fehrenbach, Member
John J. Flynn, Member
Joseph J. Perry, Member

Compensation Committee Interlocks and Insider Participation

The Compensation Committee consists of Messrs. Varone, Fehrenbach, Flynn and Perry. There are no interlocks, as defined under the rules and regulations of the SEC, between the Company and the members of the Compensation Committee and corporations with respect to which they are affiliated, or otherwise.

Performance Graph

Pursuant to the regulations of the SEC, the graph below compares the Company's stock performance with that of the total return for the U.S. Nasdaq Stock Market and an index of all thrift stocks as reported by SNL Securities L.C. from January 1, 2001 through December 31, 2005. The graph assumes the reinvestment of dividends in additional shares of the same class of equity securities as those listed below.

	Period Ended
Index	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04	12/31/05
Dime Community Bancshares, Inc.	100.00	171.01	178.63	294.58	265.58	224.62
Total U.S. NASDAQ	100.00	79.18	54.44	82.09	89.59	91.54
SNL Thrift Index	100.00	106.88	127.50	180.50	201.12	208.21

There can be no assurance that stock performance will continue into the future with the same or similar trends as those depicted in the graph above.

Executive Compensation

Summary Compensation Table. The following table sets forth the cash compensation paid by the Bank for services rendered in all capacities during the years ended December 31, 2005, 2004 and 2003, as well as certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer and the four other executive officers of the Company who received the highest salary plus bonus during the year ended December 31, 2005 (the "Named Executive Officers").

During the years ended December 31, 2005, 2004 and 2003, there were no: (a) perquisites with an aggregate value for any Named Executive Officer in excess of the lesser of $50,000 or 10% of the total of the individual's salary and bonus for the fiscal year; (b) payments of above-market or preferential earnings on restricted stock, options, Stock Appreciation Rights or deferred compensation; (c) payments of earnings with respect to long-term incentive plans; (d) tax payment reimbursements; or (e) preferential discounts on Company stock. Additionally, during the years ended December 31, 2005, 2004 and 2003, neither the Company nor the Bank maintained any long-term incentive plans.

All share amounts in the following table have been adjusted to reflect the Company's 3-for-2 stock split in the form of a 50% stock dividend effective March 16, 2004.

Summary Compensation Table
		Annual Compensation		Long-Term Compensation
Awards
Name and Principal Positions	Year	Salary(1)	Bonus(2)	Restricted Stock Awards (3)	Number of Securities Underlying Options (4)	All Other Compensation (5)
Vincent F. Palagiano, Chairman of the Board and Chief Executive Officer	2005 2004 2003	$640,000 640,000 620,000	$139,000 139,000 374,000	$219,140 — —	142,580 174,750 174,750	$23,248 341,031 1,135,184
Michael P. Devine, President and Chief Operating Officer	2005 2004 2003	$505,000 505,000 485,000	$111,000 111,000 296,000	$139,454 — —	90,537 111,000 111,000	$13,711 352,904 381,206
Kenneth J. Mahon, Executive Vice President and Chief Financial Officer	2005 2004 2003	$342,000 330,000 305,000	$95,000 95,000 226,000	$76,690 — —	49,462 60,750 60,750	$12,292 98,394 230,440
Timothy B. King, Senior Vice President and Chief Investment Officer	2005 2004 2003	$228,000 220,000 205,000	$60,000 55,000 135,000	$29,876 — —	19,569 24,000 24,000	$9,902 44,550 142,104
Michael Pucella, Senior Vice President and Chief Accounting Officer	2005 2004 2003	$219,000 212,000 200,000	$55,000 50,000 110,000	$25,893 — —	16,344 20,250 20,250	$9,902 40,621 199,184

(1)	Represents base salary, including amounts deferred under the 401(k) Plan and payroll deductions for health insurance under the Bank's health insurance plan and flexible spending benefit plan.
(2)
In 2002, the Company changed its fiscal year end from June 30th to December 31st. In 2003, the Company transitioned to an annual incentive program approach that assesses performance over the calendar year, which is the Company’s new fiscal year. Because of the 6-month gap between the end of the former fiscal year end (i.e., June 30, 2002) and the new fiscal year end (i.e., December 31, 2002), the Compensation Committee approved a one-time approach to recognizing performance for the 6-month period from July 1, 2002 to December 31, 2002. Under this one-time approach, incentive awards were payable in July 2003 based upon financial results for the twelve month period ending June 30, 2003. The target opportunities that the Named Executive Officers could have earned for this portion of the assessment equaled one-half of their annual incentive targets. Bonus payments made to the Named Executive Officers under this evaluation were as follows: Mr. Palagiano, $162,000, Mr. Devine, $127,000, Mr. Mahon, $81,000, Mr. King, $50,000 and Mr. Pucella, $35,000. The next evaluation covered the 2003 calendar year, for which separate objectives were approved by the Compensation Committee. Bonus payments made to the Named Executive Officers under this evaluation were as follows: Mr. Palagiano, $212,000, Mr. Devine, $169,000, Mr. Mahon, $145,000, Mr. King, $85,000 and Mr. Pucella, $75,000. Accordingly, although performance during the first six months of 2003 was taken into account in two separate annual incentive cycles, the incentive opportunities were adjusted so that there was no duplication of payments.

(3)
On March 17, 2005 the Board of Directors of the Company approved the following grant of restricted stock awards under the 2004 Stock Incentive Plan to the Named Executive Officers: Mr. Palagiano, 14,193 shares; Mr. Devine, 9,032 shares; Kenneth J. Mahon, 4,967 shares; Timothy B. King, 1,935 shares and Mr. Pucella 1,677 shares. All of these restricted stock awards vest in 25% installments (as adjusted for rounding of fractional shares) on May 1, 2006, 2007, 2008 and 2009, and fully vest in the event of retirement, death, or permanent disability of the recipient or a change of control by the Company. The fair market value of the shares on the date of grant was $15.44 per share.

(4)
On February 1, 2003, the Named Executive Officers were granted shares subject to options under the 2001 Stock Option Plan, with an exercise price of $13.16 per share, as follows: Mr. Palagiano, 174,750 shares; Mr. Devine, 111,000 shares; Mr. Mahon, 60,750 shares; Mr. King 24,000 shares and Mr. Pucella, 20,250 shares. On January 27, 2004, the Named Executive Officers were granted shares subject to options under the 2001 Stock Option Plan, with an exercise price of $19.90 per share, as follows: Mr. Palagiano, 174,750 shares; Mr. Devine, 111,000 shares; Mr. Mahon, 60,750 shares; Mr. King 24,000 shares and Mr. Pucella, 20,250 shares. On May 31, 2005, the Named Executive Officers were granted shares subject to options under the 2004 Stock Incentive Plan, with an exercise price of $15.10 per share, as follows: Mr. Palagiano, 142,580 shares; Mr. Devine, 90,537 shares; Mr. Mahon, 49,462 shares; Mr. King 19,569 shares and Mr. Pucella, 16,344 shares.

(5)
For the Named Executive Officers, all other compensation includes the items summarized in the table below. Life insurance premium amounts presented in the table below include the dollar amount of premiums, if any, paid by the Bank with respect to term life insurance (other than group term insurance coverage under a plan available to substantially all salaried employees) for the benefit of the Named Executive Officer. The amount reported below for ESOP allocation was determined based upon the acquisition cost of shares by the ESOP of $2.96 [See "Compensation of Executive Officers - Benefits - 401(k) Plan," and " Benefits - ESOP"]. Amounts presented below for the BMP defined contribution benefits were determined based upon the closing market price of the Common Stock (as adjusted for the 50% stock dividend paid in March 2004) on the last trading day of the years ended December 31, 2004 and 2003, respectively. Effective January 1, 2005, accruals under the defined contribution portion of the BMP were terminated, resulting in no related compensation to each of the Named Executives during the year ended December 31, 2005. (See "Compensation of Executive Officers - Benefits - BMP").

Name	Life Insurance Premiums	BMPDefined Contribution Benefits	401(k) Company Contribution	ESOP Allocation	Total
Vincent F. Palagiano
2005	$13,346	-	$6,300	$3,602	$23,248
2004	6,573	$322,397	6,150	5,911	341,031
2003	6,573	1,116,939	6,000	5,672	1,135,184
Michael P. Devine
2005	3,809	-	$6,300	$3,602	13,711
2004	2,830	338,013	6,150	5,911	352,904
2003	2,830	366,704	6,000	5,672	381,206
Kenneth J. Mahon
2005	2,390	-	$6,300	$3,602	12,292
2004	7,115	79,218	6,150	5,911	98,394
2003	7,115	211,653	6,000	5,672	230,440
Timothy B. King
2005	-	-	$6,300	$3,602	9,902
2004	-	32,489	6,150	5,911	44,550
2003	-	130,432	6,000	5,672	142,104
Michael Pucella
2005	-	-	$6,300	$3,602	9,902
2004	-	28,560	6,150	5,911	40,621
2003	-	187,512	6,000	5,672	199,184

Employment Agreements

The Company and the Bank are parties to employment agreements ("Employment Agreements") with each of Messrs. Palagiano, Devine and Mahon ("Senior Executives"). These Employment Agreements establish the respective duties and compensation of the Senior Executives and are intended to ensure that both the Company and the Bank will be able to maintain a stable and competent management base. The Company's and the Bank's continued success depends to a significant degree on the skills and competence of the Senior Executives.

The Employment Agreements provide for three-year terms (the "Employment Period"). The Bank's Employment Agreements provide that, prior to the first anniversary date and continuing each anniversary date thereafter, the Bank’s Board of Directors may agree, after conducting a performance evaluation of the Senior Executive, to extend his Employment Agreement for an additional year, so that the remaining term shall be three years. Each of the Bank's Employment Agreements has been extended to a December 31, 2007 expiration date. The Company's Employment Agreements provide for automatic daily extensions unless written notice of non-renewal is given by the Board of Directors or the Senior Executive, in which event the Employment Agreement shall end on the third anniversary of such notice.

The Employment Agreements provide for termination by the Bank or the Company at any time for cause as defined in the Employment Agreements. In the event that either the Company or the Bank chooses to terminate the Senior Executive's employment for reasons other than for cause, or in the event that the Senior Executive's resignation from the Bank or the Company is for "good reason" as defined in the Employment Agreements, the Senior Executive or, in the event of death, his beneficiary, would be entitled to a lump sum cash payment in an amount equal to the remaining base salary and bonus payments due to the Senior Executive and the additional contributions or benefits that would have been earned under any employee benefit plans during the remaining term of the Employment Agreement and payments that would have been made under any incentive compensation plan during the remaining term of the Employment Agreement. The Senior Executive would also have the right to receive a lump sum cash payment of benefits to which the Senior Executive would have been entitled under the Bank's BMP. Both the Bank and the Company would also continue the Senior Executive's life, health and disability insurance coverage for the remaining term of the Employment Agreement. For purposes of the Employment Agreements, "good reason" generally means (i) assignment of duties inconsistent with the Senior Executive's status or a substantial adverse alteration in the nature or status of responsibilities or a requirement to report to a different position, (ii) reduction in annual base salary (unless mandated at the initiation of applicable regulatory authority), (iii) failure to pay compensation or deferred compensation within seven days of when due unless inadvertent, immaterial or cured after notice, (iv) failure to continue in effect compensation plans material to total compensation (or substitute plans) with respect to the Senior Executive, (v) failure to continue to provide certain benefits or materially maintain benefits (unless mandated at the initiation of applicable regulatory authority), (vi) failure of the Bank to obtain a satisfactory agreement from a successor to assume and agree to perform the Employment Agreements, (vii) any purported termination by the Bank not for cause or disability, (viii) any or no reason during the period of sixty (60) days beginning on the first anniversary of the effective date of a change of control, as defined in the Employment Agreement, (ix) a change in the majority of the

Board, unless approved by a vote of at least two-thirds of the members of the Board at the time the Employment Agreements were entered into or members elected or nominated by such members, (x) a relocation of the Senior Executive's principal place of employment outside of the New York metropolitan area or (xi) a material breach of the Employment Agreements, unless cured within 30 days. In general, for purposes of the Employment Agreements, a "change of control" will be deemed to occur when a person or group of persons acting in concert acquires beneficial ownership of 25% or more of any class of equity security, such as Common Stock of the Company, or in connection with mergers or consolidations of assets or a contested election of Directors which results in a change of control of the majority of the Company's or Bank's Board of Directors or liquidation or sale of substantially all the assets of the Company or the Bank.

In the event of a change in control of the Company or Bank, the Company's Employment Agreements provide that (1) the term of employment will be converted to a fixed two year period beginning on the date of the change in control, and (2) if the Senior Executive signs a release of any further rights under his Employment Agreement with the Bank, an immediate lump sum payment will be paid (whether or not employment has terminated) equal to the present value of three years salary, bonus and fringe benefits plus an additional lump sum equal to the present value x minus y, where x is a specified target pension for each Senior Executive and y is the actual pension benefits due to the Senior Executive under the Bank's and the Company's qualified and nonqualified defined benefit pension plans. The target pension is 26-2/3% of highest aggregate salary and bonus for Mr. Palagiano; 25% of highest aggregate salary and bonus for Mr. Devine; and 16-2/3% of highest aggregate salary and bonus for Mr. Mahon. Highest aggregate salary and bonus for this purpose is the highest salary and bonus for the three consecutive years during the final 10 years of employment for which the aggregate is the highest.

Payments to the Senior Executives under the Bank's Employment Agreements are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. The Company will make all payments under its own Employment Agreements. To the extent that payments under the Company's Employment Agreements and the Bank's Employment Agreements are duplicative, payments due under the Company's Employment Agreements would be offset by amounts actually paid by the Bank. Senior Executives would be entitled to reimbursement of certain costs incurred in interpreting or enforcing the Employment Agreements up to $50,000 for each Senior Executive.

Cash and benefits paid to a Senior Executive under the Employment Agreements together with payments under other benefit plans following a change of control of the Bank or the Company may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank. The Company's Employment Agreements include a provision indemnifying each Senior Executive on an after-tax basis for any "excess parachute" excise taxes.

Employee Retention Agreements

The Bank has, jointly with the Company, entered into Employee Retention Agreements ("Retention Agreements") with the following two Named Executive Officers: Messrs. King and Pucella (each a "Contract Employee" or together "Contract Employees"). The purpose of the Retention Agreements is to secure the Contract Employees' continued availability and attention to the Bank's affairs, relieved of distractions arising from the possibility of a change of control, as defined in the Retention Agreements. The Retention Agreements do not impose an obligation on the Bank to continue the Contract Employees' employment, but provide for a period of assured compensation (the "Assurance Period") following a change of control. The Retention Agreements of Messrs. King and Pucella both contain Assurance Periods of five years. The applicable Assurance Periods will be automatically extended on a daily basis under the Retention Agreements until written notice of non-extension is provided by the Bank or the Contract Employee, in which case the Assurance Period would end on the fifth anniversary of the date such notice is given.

If, during the Assurance Period, or prior to commencement of the Assurance Period but within three months of and in connection with a change of control (as defined in the Retention Agreements), a Contract Employee is discharged without "cause" (as defined in the Retention Agreements) or voluntarily resigns within ninety days following: (i) a failure to appoint or elect the Contract Employee to the same position in which he was serving; (ii) a material failure, after notice, to vest in the Contract Employee his responsibilities on the day before the Assurance Period commenced (or the functions, duties and responsibilities of a more senior officer to which he may be appointed); (iii) a failure of the Bank to cure a material breach of the Retention Agreement after notice; (iv) a reduction in compensation or a material reduction in benefits; or (v) relocation of the Contract Employee's principal place of employment which results in certain adverse commuting increases, the Contract Employee (or, in the event of his death, his estate) would be entitled to, subject to certain restrictions, (a) continued group life, health, accident and long-term disability insurance benefits for the unexpired Assurance Period, (b) a lump sum cash payment equal to the remaining base salary (present value) and bonus payments the Contract Employee would have earned during the unexpired Assurance Period, and (c) any additional contributions and benefits that the Contract Employee would have earned under the Bank's or the Company's employee benefit plans during the unexpired Assurance Period.

The cash and benefits paid under the Retention Agreements for Messrs. King and Pucella, together with payments under other benefit plans following a "change of control," may constitute an "excess parachute" payment under Section 280G of the Code, resulting in the imposition of a 20% excise tax on the recipient and the denial of the deduction for such excess amounts to the Company and the Bank under Section 4999 of the Code. The Retention Agreements include a provision whereby the Company pays Messrs. King and Pucella the net amount of their termination benefits after any tax imposed under Section 4999 of the Code or the maximum amount which may be paid without giving rise to any tax under Section 4999, whichever is greater.

Payments to Messrs. King and Pucella under their respective Retention Agreements are guaranteed by the Company to the extent that the required payments are not made by the Bank.

Benefits

Retirement Plan. The Bank maintains the Retirement Plan of The Dime Savings Bank of Williamsburgh (the "Retirement Plan"), a non-contributory, tax-qualified defined benefit pension plan for eligible employees. All salaried employees at least age 21 who have completed a minimum of one year of service are eligible to participate in the Retirement Plan. The Retirement Plan provides for a benefit for each participant, including the Named Executive Officers, equal to 2% of the participant's average annual earnings multiplied by the participant's years (and any fraction thereof) of eligible employment (up to a maximum of 30 years). Such benefit is not reduced by a Social Security offset. A participant is fully vested in his or her benefit under the Retirement Plan after five years of service. The Retirement Plan is funded by the Bank on an actuarial basis and all assets are held in trust by the Retirement Plan trustee. Effective March 31, 2000, all participant benefits under the Retirement Plan were frozen, and no benefits have been accrued under the Retirement Plan since that date.

401(k) Plan. The Bank maintains the 401(k) Plan, which is a tax-qualified defined contribution plan permitting salaried employees with at least one year of service to make pre-tax salary deferrals under Section 401(k) of the Code.

Under a 401(k) Plan amendment effective July 1, 2000, the 401(k) Plan annually receives the proceeds from a 100% vested cash contribution to all participants in the ESOP in the amount of 3% of “covered compensation” [defined as total W-2 compensation including amounts deducted from W-2 compensation for pre-tax benefits such as health insurance premiums and contributions to the 401(k) Plan] up to applicable IRS limits. This contribution is allocated to eligible participants, regardless of their participant contribution level.

The 401(k) Plan permits participating employees to elect to invest all or any part of their 401(k) Plan account balances in Common Stock. Common Stock held by the 401(k) Plan may be newly issued shares or outstanding shares purchased on the open market or in privately negotiated transactions. All Common Stock held by the 401(k) Plan is held by an independent trustee and allocated to the accounts of individual participants. Participants control the exercise of voting and tender rights relating to Common Stock held in their accounts.

ESOP. The Company has established, and the Bank has adopted, the ESOP and related trust for the benefit of eligible employees. All of the Company's and the Bank's salaried employees are eligible to become participants in the ESOP. As of the Record Date, the ESOP held 3,509,289 shares of Common Stock, all of which were purchased during the Company's initial public offering. Of this total, 1,946,197 shares were allocated to individual participant accounts, while 1,563,092 remained unallocated. In order to fund the ESOP's purchase of such Common Stock, the ESOP borrowed the aggregate purchase price from the Company. Effective July 1, 2000, the loan maturity period was extended by approximately 20 years from June 2006 to June 2026, and continues to bear interest at the rate of 8% per annum. The loan calls for level annual payments of principal and interest designed to amortize the loan over its term, except that payments in any year may be deferred, in whole or in part, in prescribed circumstances. Prepayments are also permitted.

Shares purchased by the ESOP were pledged as collateral for the loan from the Company and are held in a suspense account until released for allocation among participants in the ESOP as the loan is repaid. The pledged shares will be released annually from the suspense account in an amount proportional to the repayment of the ESOP loan for each plan year. The released shares will be allocated among the accounts of participants on the basis of the participant's compensation for the calendar year preceding allocation. Benefits generally become vested at the rate of 25% per year after two years with 100% vesting after five years of service. Participants become immediately vested upon termination of employment due to death, retirement at age 65, permanent disability or the occurrence of a "change of control," as defined by the ESOP. Forfeitures will be utilized to reduce the contribution required by the Bank. Vested benefits may be paid in a single sum or installment payments and are payable upon death, retirement at age 65, disability or separation from service.

Effective July 1, 2000, either the Company or the Bank became required to make a 100% vested cash contribution annually to all participants in the ESOP in the amount of 3% of “covered compensation.” This contribution is guaranteed through December 31, 2006 (unless the ESOP is terminated before) and will be discretionary thereafter. This contribution is automatically transferred to the 401(k) Plan.

The ESOP Committee may instruct the unrelated corporate trustee regarding investment of funds contributed to the ESOP. The ESOP Trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of the participating employees. Under the ESOP, unallocated shares will be voted in a manner calculated to most accurately reflect the instructions the trustee has received from participants regarding the allocated stock as long as such vote is in accordance with the provisions of ERISA. The ESOP may purchase additional shares of Common Stock in the future.

BMP. The BMP provides eligible employees with benefits that would be due under the Retirement Plan, ESOP and 401(k) Plan, if such benefits were not limited under the Code. BMP benefits provided to the Named Executive Officers for the year ended December 31, 2005 with respect to the 401(k) Plan and ESOP are included in the Summary Compensation Table under the column "All Other Compensation" (See "Compensation of Executive Officers - Executive Compensation"). Effective April 1, 2000, Retirement Plan benefit accruals were terminated, thus eliminating related benefit accruals under the BMP. Effective January 1, 2005, the BMP benefit accruals associated with the 401(k) Plan and ESOP were terminated.

RRP. The Company has adopted the RRP which was approved by shareholders at the Annual Meeting held in 1996. Under the RRP, 1,963,912 shares were acquired and allocated to Outside Directors, officers and employees of the Company or its subsidiaries on February 1, 1997. All of these shares vested in equal 20% installments on February 1, 1998, 1999, 2000, 2001 and 2002. On each vesting date subsequent to February 1, 1998, the RRP re-acquired shares that were sold by participants in order to meet income tax obligations associated with the vesting. In addition, during the period February 1, 1997 through February 1, 2002, RRP shares that were forfeited by participants were retained in the RRP. The shares re-acquired or retained by the RRP during the period February 1, 1997 through February 1, 2002, either through the repurchase or forfeiture of previously allocated shares, totaled 343,797. On May 17, 2002, a grant of 67,500 RRP shares was made to officers of the Bank. These shares vest as follows: 20% each on November 25, 2002, and April 25, 2003, 2004, 2005 and 2006. Upon the vesting of these shares in November, 2002, April 2003, April 2004 and April 2005, the RRP re-acquired 21,817 shares that were sold by participants in order to satisfy income tax obligations associated with the vesting.  No additional shares were allocated by the RRP during the year ended December 31, 2005. As of the Record Date, 298,114 shares held by the RRP remained eligible for future allocation.

1996 Stock Option Plan. The Company has adopted the 1996 Stock Option Plan, which was approved by the Company's shareholders at the Annual Meeting held in 1996. Under the 1996 Stock Option Plan, 5,525,562 options have been granted to Outside Directors, officers and employees of the Company or its subsidiaries, of which 136,767 were both outstanding and exercisable as of the Record Date. The options granted under the 1996 Stock Option Plan were intended to qualify as "incentive stock options" under Section 422 of the Code.

2001 Stock Option Plan. The Company's Board of Directors has adopted the 2001 Stock Option Plan, which was approved by the Company's shareholders at the Annual Meeting held in 2001. Under the 2001 Stock Option Plan, up to 253,125 stock options are eligible for grant to the Company's Outside Directors and up to 1,771,875 stock options are eligible for grant to officers and employees of the Company or its subsidiaries. As of the Record Date, 2,000,862 stock options were granted to Outside Directors, officers and employees of the Company or the Bank, of which 1,818,254 were outstanding, all of which were exercisable. All options currently granted under the 2001 Stock Option Plan are subject to earlier expiration in the event of termination of employment. In the case of termination due to death, disability, retirement, or under a "change of control," as defined by the 2001 Stock Option Plan, all options become immediately vested. The options granted under the 2001 Stock Option Plan are intended to qualify as "incentive stock options" under Section 422 of the Code.

2004 Stock Plan. The Company's Board of Directors has adopted the 2004 Stock Plan, which was approved by the Company's shareholders at the Annual Meeting held in 2004. The 2004 Stock Plan permits the Company to grant up to a total of 1,496,300 restricted stock awards, incentive or non-qualified stock options or stock appreciation rights to Outside Directors, officers and other employees of the Company or the Bank. Of the total shares eligible for grant under the 2004 Stock Plan, only up to 374,075 shares may be granted as restricted stock awards. The full amount of 1,496,300 shares may be issued either fully as stock options or stock appreciation rights, or a combination thereof. The Compensation Committee of the Board of Directors administers the 2004 Stock Plan and authorizes all equity grants. On January 31, 2005, a grant of 8,480 non-qualified stock options was made to each Outside Director of the Company, for a total grant of 76,320 options. All of these options were exercisable as of December 31, 2005 and expire on January 31, 2015. On March 17, 2005, a grant of restricted stock awards was made to Named Executive Officers as follows: Mr. Palagiano 14,193 shares; Mr. Devine 9,032 shares; Mr. Mahon 4,967 shares; Mr. King 1,935 shares and Mr. Pucella 1,677 shares. All of these restricted stock awards vest in equal 25% installments on May 1, 2006, 2007, 2008 and 2009. On May 31, 2005, a grant of stock options was made to Named Executive Officers as follows: Mr. Palagiano 142,580 shares; Mr. Devine 90,537 shares; Mr. Mahon 49,462 shares; Mr. King 19,569 shares and Mr. Pucella 16,344 shares. All of these stock options were exercisable as of December 31, 2005 and expire on May 31, 2015.

The following table provides certain information with respect to options exercised by the Named Executive Officers during the year ended December 31, 2005, and the number of shares of Common Stock represented by outstanding stock options held by the Named Executive Officers on December 31, 2005. Also reported is the value of "in-the-money" options, which represents the positive spread between the exercise price of any such existing stock options and the closing sale price of the Common Stock of $14.61 per share at December 31, 2005.

Aggregated Option/ SAR Exercises During the Year Ended December 31, 2005
and Option/SAR Values as of December 31, 2005

Name	# of Shares Acquired On Exercise	Value Realized (1)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year-end (#) Exercisable / Unexercisable (2) (3)	$ Value of Unexercised In-the-money Options/SARs at Fiscal Year-end (3) Exercisable / Unexercisable
Vincent F. Palagiano	50,000	$572,650	710,830 / -	$1,393,263 / $-
Michael P. Devine	-	-	418,287 / -	$552,225 / -
Kenneth J. Mahon	-	-	227,212 / -	$296,213 / -
Timothy B. King	1,500	7,635	75,069 / -	$62,550 / -
Michael Pucella	-	-	74,844 / -	$95,963 / -
________________

(1)
Value realized is calculated as follows: a) in the event of an exercise and sale transaction, the fair market value of the shares of Common Stock sold upon exercise less the exercise cost; b) in the event of an exercise and hold transaction, the closing price of the Company's Common Stock on the date of exercise as quoted on the Nasdaq Stock Market less the exercise cost.

(2)
On December 30, 2005, the Company accelerated the vesting of all unvested stock options outstanding under the 2001 Stock Option Plan and the 2004 Stock Plan. This acceleration of vesting occurred in order to reduce expenses associated with the adoption of Statement of Accounting Standards No. 123(R), "Share Based Payment."

(3)
The exercisable options as of December 31, 2005 for the Named Executive Officers that were granted under the 1996 Stock Option Plan were as follows: Mr. Palagiano -50,000 options granted on December 26, 1996. The exercisable options as of December 31, 2005 for the Named Executive Officers that were granted under the 2001 Stock Option Plan were as follows: Mr. Palagiano -168,750 options granted on November 21, 2001, 174,750 options granted on February 1, 2003 and 174,750 options granted on January 27, 2004; Mr. Devine - 105,750 options granted on November 21, 2001, 111,000 options granted on February 1, 2003 and 111,000 options granted on January 27, 2004; Mr. Mahon - 56,250 options granted on November 21, 2001, 60,750 options granted on February 1, 2003 and 60,750 options granted on January 27, 2004; Mr. King - 7,500 options granted on November 21, 2001, 24,000 options granted on February 1, 2003 and 24,000 options granted on January 27, 2004; and Mr. Pucella - 18,000 options granted on November 21, 2001, 20,250 options granted on February 1, 2003 and 20,250 options granted on January 27, 2004. The exercisable options as of December 31, 2005 for the Named Executive Officers that were granted under the 2004 Stock Plan were as follows: Mr. Palagiano - 142,580 options granted on May 31, 2005; Mr. Devine - 90,537 options granted on May 31, 2005; Mr. Mahon - 49, 462 options granted on May 31, 2005; Mr. King - 19,569 options granted on May 31, 2005; and Mr. Pucella - 16,344 options granted on May 31, 2005. The option awards granted to Mr. Palagiano on December 26, 1996 have an exercise price of $4.30 per share and expire on December 26, 2006. The option awards granted to each Named Executive Officer on November 21, 2001 have an exercise price of $10.91 per share and expire on November 21, 2011. The option awards granted to each Named Executive Officer on February 1, 2003 have an exercise price of $13.16 per share and expire on February 1, 2013. The option awards granted to each Named Executive Officer on January 27, 2004 have an exercise price of $19.90 per share and expire on January 27, 2014. The option awards granted to each Named Executive Officer on May 31, 2005 have an exercise price of $15.10 per share and expire on May 31, 2015.

The following table summarizes the grants of stock options that were made to the Named Executive Officers during the year ended December 31, 2005.

Option/ SAR Grants During the Year Ended December 31, 2005
	Individual Grants
	Number of Securities Underlying Options/SARs	Percent of Total Options/SARs Granted to Employees in	Exercise of		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (3)
Name	Granted (#) (1)	Fiscal Year (%)	Base Price ($ Per Share) (2)	Expiration Date	5% ($)	10% ($)
Vincent F. Palagiano	142,580	44.8%	$15.10	5/31/2015	$1,354,510	$3,431,901
Michael P. Devine	90,537	28.4	$15.10	5/31/2015	860,102	2,179,226
Kenneth J. Mahon	49,462	15.5	$15.10	5/31/2015	469,889	1,190,550
Timothy B. King	19,569	6.1	$15.10	5/31/2015	185,906	471,026
Michael Pucella	16,344	5.1	$15.10	5/31/2015	155,268	393,400
_________________
(1)	All options shown in the above table are non-qualified stock options and were exercisable as of December 31, 2005.

(2)	The exercise price may be paid in whole or in part in cash or through the surrender of previously held shares of Common Stock.

(3)
The amounts stated assume the specified annual rates of appreciation only. Actual experience is dependent upon the future performance of the Common Stock and overall stock market conditions. There can be no assurance that the amounts reflected in the above table will be achieved.

Transactions With Certain Related Persons

Federal Reserve Board Regulation O requires that all Bank or Company loans or extensions of credit to certain executive officers, as defined in Regulation O, ("Regulation O Officers") and Directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. The Bank has in the past made loans or extended credit to Regulation O Officers and also to certain persons related to Regulation O Officers and Directors. All such loans were: (i) made by the Bank in the ordinary course of business; (ii) made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and (iii) did not involve more than the normal risk of collectability or present other unfavorable features. Current Bank policy prohibits it from advancing loans to the Named Executive Officers or Directors. The Bank owned no outstanding loans to Named Executive Officers, Regulation O Officers, Directors or their associates as of March 31, 2006. The Company intends that all loan transactions in the future between the Company and its Regulation O Officers, Directors or holders of more than 5% of the shares of any class of Common Stock, and affiliates thereof, similarly will contain terms that are no less favorable to the Bank than those it could have obtained in arms-length negotiations with unaffiliated persons. All such loans will further be approved by a majority of its independent outside Directors not having any interest in the transaction.

Section 402 of the Sarbanes-Oxley Act of 2003 ("Sarbanes-Oxley") prohibits the extension of personal loans to Directors and executive officers of issuers (as defined in Sarbanes-Oxley). The prohibition, however, does not apply to mortgages advanced by an insured depository institution, such as the Bank, that is subject to the insider lending restrictions of Section 22(h) of the Federal Reserve Act.

Messrs. Curtin and Farrell are partners in the law firm of Conway Farrell. The Bank retains Conway Farrell to conduct loan closings and perform other requested legal services. The Bank paid fees directly to Conway Farrell during the year ended December 31, 2005 totaling $19,200 for other legal services provided. In addition, Conway Farrell received fees in the amount of approximately $1,361,000 from third parties pursuant to its representation of the Bank in loan closings and other legal matters for the year ended December 31, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company's executive officers and Directors, and persons who own more than 10% of the Common Stock, to file with the SEC reports of ownership and changes in ownership of Common Stock. Officers, Directors and greater than 10% shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms received by the Company, or written representations from certain reporting persons, the Company believes that its executive officers, Directors and greater than 10% beneficial owners complied with all applicable filing requirements.

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PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
__________________________________________________________________

General

The Audit Committee of the Board of Directors has appointed the firm of Deloitte & Touche LLP to act as the Company's independent auditors for the year ending December 31, 2006, subject to ratification of such appointment by the Company's shareholders. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will be provided an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions. No determination has been made as to any action the Audit Committee would take if the shareholders do not ratify the appointment.

Audit Fees

The following table summarizes the aggregate fees billed to the Company by the independent auditor:

	Year Ended December 31, 2005	Year Ended December 31, 2004
Audit Fees (a)	$402,250	$361,000
Audit-Related Fees (b)	357,853	185,800
Tax Fees (c)	59,000	84,100
All Other Fees	-	-
Total	$809,103	$630,900

(a) Fees for audit services billed in 2005 and 2004 consisted of:

▪	Audits of the Company’s annual financial statements
▪	Reviews of the Company’s quarterly financial statements
▪	Comfort letters, statutory and regulatory audits, consents and other services related to SEC matters

(b) Fees for audit-related services billed in 2005 and 2004 consisted of:
▪	Financial accounting and reporting consultations
▪	Sarbanes-Oxley Section 404 advisory services
▪	Internal control reviews
▪	Employee benefit plan audits

(c) Fees for tax services billed in 2005 and 2004 consisted of tax compliance services.

Fees for tax compliance services totaled $49,000 and $84,100 in 2005 and 2004, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings and consisted of:

i. Federal, state and local income tax return assistance
ii. Sales and use, property and other tax return assistance
iii. Research & Development tax credit documentation and analysis for purposes of filing amended returns
iv. Requests for technical advice from taxing authorities

There were no tax planning and advice service fees paid to Deloitte & Touche LLP in 2005 and 2004. Tax planning and advice consists of services rendered with respect to proposed transactions or that alter a transaction to obtain a particular tax result.

In considering the nature of the services provided by the independent auditor, the Audit Committee determined that such services were compatible with the provision of independent audit services. The Audit Committee discussed these services with the independent auditor and Company management to determine that they were permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement Sarbanes-Oxley, as well as the American Institute of Certified Public Accountants.

Pre-Approval Policy

The services performed by the independent auditor in 2005 were pre-approved in accordance with the Audit Committee's pre-approval policy. Pursuant to the policy, the Audit Committee must pre-approve all audit and permitted non-audit services to be provided by the independent auditor, including the fees and terms thereof.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS.

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SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Shareholders may communicate with individual Directors or the entire Board by sending correspondence indicating that it is a shareholder communication in care of the Corporate Secretary of Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211. The correspondence will be forwarded, unopened, as follows: (a) if addressed to an individual Director, it will be provided to the addressee; or (b) if addressed to the entire Board, it will be provided to the Chair for review and appropriate distribution.

Shareholders wishing to communicate with the Chair of the Nominating and Governance Committee or the non-management Directors as a group may contact them care of the Corporate Secretary at the above address, who will forward the correspondence to the addressee(s).

OTHER MATTERS

As of the date of this Proxy Statement, the Company's Board of Directors is not aware of any other matters to be brought before the shareholders at the Annual Meeting. If, however, any other matters not known are properly brought before the meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors.

2007 ANNUAL MEETING STOCKHOLDER PROPOSALS

In order to be considered for inclusion in the Company's proxy statement for the Annual Meeting to be held in 2007, all shareholder proposals must be submitted to the Secretary of the Company at its offices at 209 Havemeyer Street, Brooklyn, New York 11211 on or before December 15, 2006. Under the Company's Bylaws, shareholder nominations for Director and shareholder proposals not included in the Company's 2007 proxy statement, in order to be considered for possible action by the shareholders at the Annual Meeting to be held in 2007, must be delivered to or received by the Secretary of the Company, at the address set forth above: (i) sixty (60) days in advance of such meeting if such meeting is to be held on a day which is within thirty (30) days preceding the anniversary of the previous year's Annual Meeting, or ninety (90) days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's Annual Meeting; and (ii) with respect to an Annual Meeting held at a time other than within the time periods set forth in the immediately preceding clause (i), the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders. Notice shall be deemed to be first given to shareholders when disclosure of such date of the meeting of shareholders is first made in a press release reported to Dow Jones News Services, the Associated Press or a comparable national news service, or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A shareholder's notice to the Secretary shall set forth such information as required by, and otherwise comply with, the Company's Bylaws. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy card relating to an Annual Meeting any shareholder proposal or nomination which does not satisfy all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received.

The Board of Directors will review any shareholder proposals that are filed as required and will determine whether such proposals satisfy applicable criteria for consideration at the Annual Meeting to be held in 2007.

Multiple Shareholders Sharing One Address

Only one Proxy Statement is being delivered to multiple shareholders sharing an address unless the Company has received contrary instructions from one or more of the shareholders. The Company will deliver promptly upon written or oral request a separate copy of the Proxy Statement to a shareholder at a shared address to which a single copy of the Proxy Statement was delivered. Shareholders may notify the Company that they desire to receive a separate copy of the current or a future Proxy Statement by writing Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, NY 11211, Attn: Investor Relations, or by telephoning the Investor Relations Department at (718) 782-6200, ext. 8279. By using either of these methods, shareholders sharing an address may additionally request delivery of a single copy of a Proxy Statement if they are receiving multiple copies.

Annual Report

A copy of the Annual Report to shareholders for the period ended December 31, 2005, including the consolidated financial statements prepared in conformity with generally accepted accounting principles for the year ended December 31, 2005, accompanies this Proxy Statement. The consolidated financial statements have been audited by Deloitte & Touche LLP, whose report appears in the Annual Report. Shareholders may obtain, free of charge, a copy of the Annual Report on Form 10-K filed with the SEC (without exhibits) by writing to Kenneth A. Ceonzo, Director of Investor Relations, Dime Community Bancshares, Inc., 209 Havemeyer Street, Brooklyn, New York 11211, or by calling (718) 782-6200, extension 8279, or by accessing our corporate website www.dimedirect.com.

                                By Order of the Board of Directors
Lance J. Bennett
Secretary
Brooklyn, New York
April 10, 2006

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

REVOCABLE PROXY
DIME COMMUNITY BANCSHARES, INC.

209 Havemeyer Street
Brooklyn, NY 11211

This Proxy is solicited on behalf of the Board of Directors of Dime Community Bancshares, Inc. for the Annual Meeting of Shareholders to be held on May 18, 2006.

The undersigned shareholder of Dime Community Bancshares, Inc. hereby appoints George L. Clark, Jr., Steven D. Cohn and Patrick E. Curtin, or any of them, with full powers of substitution, to represent and to vote as proxy, as designated on the reverse side all shares of common stock of Dime Community Bancshares, Inc. held of record by the undersigned on March 31, 2006, at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at 10:00 a.m., Eastern Time, on May 18, 2006, or at any adjournment or postponement thereof, upon the matters described in the accompanying Notice of the Annual Meeting of Shareholders and Proxy Statement, dated April 10, 2006, and upon such other matters as may properly come before the Annual Meeting. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of all nominees in Item 1 and FOR the proposal listed in Items 2.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE
AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

Proposals 1 and 2 are proposed by Dime Community Bancshares, Inc. The Board of Directors unanimously recommends a vote "FOR" all of the nominees in Item 1 and a vote "FOR" the proposal in Item 2.	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	❒

1. Election of three Directors for terms to expire at the
    2009Annual Meeting of Shareholders.

Nominees:
01   Michael P. Devine
02   Anthony Bergamo
03   Fred P. Fehrenbach
04   Joseph J. Perry

Instruction: TO WITHHOLD AUTHORITY to vote for any individual nominee(s), write that nominee's name on the line below:
________________________________________________________

FOR WITHHOLD All nominees for all (except as otherwise nominees indicated) ❒ ❒
2. Ratification of the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2006.	FOR AGAINST ABSTAIN ❒ ❒ ❒

3. The proxies are authorized to vote upon such other business as may come before the Annual Meeting or any adjournment or postponement thereof in such manner as shall be determined by a majority of the
    Board of Directors.

I will attend the Annual Meeting.		❒

The undersigned hereby acknowledges receipt of the Notice of the
Annual Meeting of Shareholders and the Proxy Statement, dated
April 10, 2006 for the Annual Meeting.

__________________________________
Signature

__________________________________
Signature

Dated: _____________________________, 2006

Please sign exactly as your name appears on the Proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee, or guardian, please include your full title.
Corporate or partnership proxies should be signed by an authorized officer.